Exhibit 3.1

FILED

NOV 15 1988 9am

CERTIFICATE OF INCORPORATION

OF

EUROPA CRUISES CORPORATION

ARTICLE I

The name of this corporation is Europa Cruises Corporation.

ARTICLE II

The address of the corporation’s registered office in Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The corporation shall have authority to issue Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”).

The designations and the preferences, limitations and relative rights of the Common Stock of the corporation are as follows:

A.                                    Provisions Relating to the Common Stock.

1.                                      Except as otherwise required by law all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2.                                      The holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

3.                                      Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

B.                                    General Provisions

1.                                      Cumulative voting by any stockholder is hereby expressly denied.

2.                                      No stockholder of this corporation shall have, by reason of holding shares of any class or series of stock of this corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this corporation now or hereafter to be authorized, or any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or equity securities, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.

ARTICLE V

The corporation shall have perpetual existence.

ARTICLE VI

The number of directors of this corporation shall not be less than three (3) nor more than ten (10), the exact number to be fixed from time to time in the manner provided in the bylaws of the corporation.

ARTICLE VII

The name and address of the Incorporator is Leslie J. Croland, Esq., 1110 Brickell Avenue, Penthouse, Miami, Florida 33131.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

The Board of Directors is authorized to make, alter or repeal the Bylaws of the corporation. Election of directors need not be by written ballot.

ARTICLE X

The corporation reserves the right to amend, alter, or repeal any provision contained in this certificate of incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereinafter provided herein or by statute, and all rights, preferences and privileges of any nature whatsoever conferred upon the stockholders of the corporation by and pursuant to this certificate of incorporation in its present form are granted subject to the provisions of this Article X.

IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, I have hereunto set my hand this 9th day of November, 1988.

EUROPA CRUISES CORPORATION

/s/ Leslie J. Croland,
Leslie J. Croland, Incorporator

STATE OF FLORIDA	)
	)	SS:
COUNTY OF DADE	)

BEFORE ME, a notary public, authorized to take acknowledgments in the State and County set forth above, personally appeared Leslie J. Croland, Incorporator, known to me and known by me to be the person who executed the foregoing Certificate of Incorporation on behalf of Europa Cruises Corporation and he acknowledged before me that he executed said Certificate of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid.

/s/ Gail H. Doyle
Notary Public, State of Florida at Large

My Commission Expires: